EXHIBIT 99.1
n e w s   r e l e a s e
QLT ANNOUNCES US$50 MILLION
SHARE REPURCHASE PROGRAM

For Immediate Release	June 4, 2007
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that its board of directors has authorized the repurchase of up to US$50 million of the company’s outstanding common shares over the next 12 months on the NASDAQ Stock Market (“NASDAQ”) and the Toronto Stock Exchange (“TSX”), pending required approvals.
“QLT continues to have positive cash flow from its marketed products and believes in its long-term growth prospects. We are well positioned to balance the return of value to shareholders through stock repurchases with investment in our strategy to build an ocular pipeline to generate sustainable long-term growth,” stated Bob Butchofsky, President and Chief Executive Officer. “We expect to retain the capability of pursuing our goals to build, strengthen and grow the company through both internal drug development and external in-licensing or acquisition of new products and technologies.”
QLT has filed with the TSX and the securities regulatory authorities a notice of intention to make a normal course issuer bid. The notice provides that QLT may, during the 12 month period commencing on or about June 11, 2007, or such other date as permitted by the TSX and NASDAQ, purchase through the facilities of the NASDAQ and TSX up to 5,711,993 common shares in total, being approximately 10% of QLT “public float” subject to a maximum aggregate expenditure by QLT of US$50 million. As required under the applicable rules, purchases of common shares through the NASDAQ alone will be made in the normal course. The price that QLT will pay for any shares repurchased will be the market price at the time of acquisition. The actual number of common shares that may be purchased pursuant to the normal course issuer bid and the timing of any such purchases will be determined by QLT in the context of the market at the time.
During the preceding twelve month period ended June 1, 2007, QLT purchased for cancellation an aggregate of 13,428,200 common shares at an average price of US$7.96 per share through the facilities of the NASDAQ and TSX through both a normal course issuer bid and a modified “Dutch Auction” tender offer. As of June 1, 2007, there were approximately 75.4 million common shares of QLT outstanding.

About QLT Inc.
QLT Inc. is a global biopharmaceutical company dedicated to the discovery, development and commercialization of innovative therapies. Our research and development efforts are focused on pharmaceutical products in the fields of ophthalmology and dermatology. In addition, we utilize two unique technology platforms, photodynamic therapy and Atrigel®, to create products such as Visudyne® and Eligard®.
For more information, visit our web site at www.qltinc.com.

QLT Inc.:
Vancouver, Canada
Therese Hayes/Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001
Atrigel is a registered trademark of QLT USA, Inc.
Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.
QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Certain statements in this press release which are not historical facts, are “forward-looking” statements as the term is defined in the United States Private Securities Litigation Reform Act of 1995, and “forward-looking information” within the meaning of applicable Canadian Securities legislation. You can identify these forward-looking statements and information by QLT’s use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements and information include statements with respect to QLT’s intention to purchase its common shares, QLT’s expectations with respect to cash flow from its marketed products and long term growth prospects, expectations with respect to QLT’s future products, in-licensing or acquisition transactions and QLT’s ability to generate sustainable long-term growth. Forward-looking statements and forward-looking information are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, our intention to purchase our common shares is subject to regulatory approval from the TSX, the extent to which QLT repurchases its shares under the normal course issuer bid may be impacted by market factors, and other risk factors discussed in documents filed by QLT with the Securities and Exchange Commission from time to time including QLT’s Annual Report on Form 10-K and QLT’s Quarterly Reports on Form 10-Q or filed with the Canadian Securities Regulatory authorities. All forward-looking statements and information in this press release are made as of today and based upon information known to management as of the date hereof. QLT assumes no obligation to update or revise any of its forward-looking statements and information even if experience or future changes show that indicated results or events will not be realized.